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                                  EXHIBIT 99.1
                     PRESS RELEASE, DATED JANUARY 18, 2001.

                                                     Contact: Investor Relations
                                                                  (765) 771-5310
FOR IMMEDIATE RELEASE

          WABASH NATIONAL CORPORATION ANNOUNCES RESTRUCTURING ACTIONS,
             DEBT REDUCTION AND FOURTH QUARTER EARNINGS EXPECTATIONS

         LAFAYETTE, INDIANA, January 18, 2001 . . . Wabash National Corporation (NYSE: WNC) announced today several restructuring actions to reduce costs and improve operational efficiencies. These actions primarily include the Company's exit from manufacturing products for export outside the North American market, international financing activities and, to a lesser degree, the consolidation of certain domestic operations. These domestic operations include one of the Company's hardwood flooring facilities and certain under-performing retail and distribution locations. Wabash expects these actions will result in fourth quarter 2000 pre-tax charges of approximately $47 million (approximately $29 million after-tax) related to asset write-downs, severance and other exit costs. The Company expects these actions will have a net positive after-tax cash impact.

         Wabash National Chairman, President & CEO, Jerry Ehrlich, explained, "This restructuring initiative responds to the changes in the domestic and international markets we serve and the continued strength of the dollar in our international export markets, especially against the euro. We continue to improve our strong financial condition with an approximate $100 million decrease (approximately 30%) in our debt levels as of December 31, 2000 compared to levels earlier in 2000. We will continue to identify opportunities to more effectively deploy resources and enhance overall return on investment. The recent addition of Mr. Tom Kassouf as Wabash National's Chief Operating Officer, and other changes in our management structure are designed to improve our manufacturing efficiencies. The combination of reduced debt, cost reductions, the exit from unprofitable export markets and the elimination of under-performing assets will improve our return on assets and shareholder value."

         In addition, Wabash National announced it expects results for the fourth quarter ended December 31, 2000, to be approximately breakeven, before the one-time charges. Mr. Ehrlich further commented, "The fourth quarter results were impacted by reduced production levels late in the quarter caused by the uncertainty in the general economic climate that affects the purchasing activities of the trucking industry."

         The Company will conduct a conference call on Friday, January 19, 2001 at 10:00 a.m. Eastern Time. The call can be accessed live on the Company's website at www.wabashnational.com. The phone number to access the conference call is 212-676-5415. For those unable to participate in the live webcast, the call will be archived at www.wabashnational.com within three hours of the conclusion of the live call and will remain available through January 26, 2001.

         Wabash National Corporation designs, manufactures and markets standard and customized truck trailers under the Wabash and Fruehauf trademarks. The Company believes it is the world's largest manufacturer of truck trailers, the leading manufacturer of composite trailers and through its RoadRailer(R) products, the leading manufacturer of bimodal vehicles. The Company's wholly owned subsidiary, Fruehauf Trailer Services, Inc., is one of the leading retail distributors of new and used trailers and aftermarket parts, including its Fruehauf and Pro-Par(R) brand products with approximately 50 locations throughout the U.S. and Canada.

         This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements made about expected positive future effect of restructuring actions, fourth quarter 2000 results, improvement in financial condition and manufacturing efficiencies, and continued efforts to improve return on assets and shareholder value. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, overall economic conditions affecting purchasing in the trucking industry, dependence on key management, reliance on certain customers and corporate partnerships, shortages of raw materials, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

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